FOR IMMEDIATE RELEASE:

Astea International to Move to OTCQB Marketplace

HORSHAM, PA – February 17, 2015 – Astea International Inc. (NASDAQ: ATEA), the leader in service lifecycle management and mobile workforce solutions, announced today that it has submitted notice to The NASDAQ Stock Market, voluntarily requesting that its common stock be delisted from The NASDAQ Capital Market at the opening of business on February 19, 2015.

On April 7, 2014, the Company received a letter from NASDAQ notifying it that the Company was no longer in compliance with the minimum stockholders’ equity requirement of at least $2.5 million under Listing Rule 5550(b)(1).  Following an extension granted by the NASDAQ Staff and a hearing with the NASDAQ Listing Qualifications Panel, the Company was given until March 15, 2015 to regain compliance.

The Company's chairman, Zack Bergreen, stated, "The Company's Board of Directors carefully considered the Company's past experience with NASDAQ standards along with the advantages and disadvantages of continued listing on The NASDAQ Capital Market, including the significant costs and resources required to maintain listing compliance and satisfy other regulatory burdens. The costs, resources, and management attention being expended by the Company to maintain its NASDAQ listing were determined to be significantly greater than the benefits received by the Company and its shareholders from continued listing. We believe that the delisting will reduce the Company's administrative expenses related to maintaining NASDAQ listing compliance, allow the Company to reinvest the savings in its products, and enable management to focus more of its time and resources on operational matters directly impacting shareholder value."

Mr. Bergreen continued: “We have seen very good success in the adoption of our cloud offering by major enterprise customers.  However, as a result of the revenue recognition accounting rules involved in our cloud offering, we expect that we will continue to be challenged for the next year in reporting positive GAAP results during this transition.  This, in turn, will result in continued difficulty in achieving and maintaining the minimum stockholder’s equity levels required to remain listed on NASDAQ.  I believe our total focus at this time must be on managing our growth and satisfying our new and existing customers, rather than on regulatory issues.”

The Company's common stock has been approved for trading on the OTCQB marketplace of the OTC Markets Group.  Trading on the OTCQB will commence on Thursday, February 19, 2015.  The trading symbol will remain ATEA.

Mr. Bergreen continued, "This decision does not reflect any change in the Company's intention to continue to provide investors with information regarding significant business and financial developments and fully comply with all applicable disclosure regulations, in order to maintain transparency for our shareholders and customers.  We expect to build on the momentum from this past year and expect to have continued positive news to share as we move forward.”

About Astea International Inc.

Astea International Inc. (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea’s solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com.   Service Smart.  Enterprise Proven.

© 2015 Astea International Inc. Astea and Astea Alliance are trademarks of Astea International Inc.  All other company and product names contained herein are trademarks of the respective holders.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control. These and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC), including but not limited to the Company’s Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.  Except as otherwise required by law, the Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For More Information Contact:

Astea International Inc.
Rick Etskovitz
215-682-2277
retskovitz@astea.com